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Titan International, Inc. Shares Condolences on Loss of Board Member Gary Cowger

West Chicago, IL — Titan International, Inc. (NYSE: TWI) today released the following statement from its Chairman, Morry Taylor, and its President and CEO, Paul Reitz.

On behalf of our entire organization and the Board of Directors, we wish to express our deepest condolences and sympathy on the death of one of our directors, Gary Cowger.  Gary had a long and illustrious life and career and was a director at Titan since 2014.  Gary served as a board member for a number of companies, and on the boards of many nonprofit organizations.  He enjoyed a long-term career with General Motors from 1965 until his retirement in December 2009. Our thoughts and prayers go out to Gary’s entire family, his friends and the many colleagues he impacted throughout his life.

About Titan: Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in West Chicago, Illinois, the company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

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